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                                                                    Exhibit 21.1

                          SUBSIDIARIES OF THE COMPANY

         Name                      State of Incorporation
         ----                      ----------------------

      1. Vitamins.com, Inc.,       Delaware
         fka HCC Acquisition Corp.

      2. Vitamins.com, LLC         Delaware

      3. L&H Vitamins, Inc.        New York

      4. J&M Direct Corporation    New York

      5. HealthCentralRX, Inc.,    Delaware
         fka ePills

      6. WebRx.com, Inc.,          Delaware
         fka HC Acquisition Corp.

      7. HCEN Acquisition Corp.    Delaware

      8. HealthCentral Enterprise  Delaware
         Web Services, Inc.

      9. HealthCentral.ca          Canada